KLA-Tencor Corporation Appoints Jeneanne Hanley to Board of Directors
MILPITAS, Calif., June 10, 2019 /PRNewswire/ -- KLA-Tencor Corporation (NASDAQ: KLAC) today announced the appointment of Jeneanne Hanley to its board of directors.
A career automotive industry executive, Ms. Hanley was most recently senior vice president and president, E-Systems for Lear Corporation, a global automotive technology leader in seating and electrical and electronic systems. In this role, Ms. Hanley was general manager of the Electronics, Electrical Distribution, and Terminal and Connectors business for Lear, with financial responsibility for over $5B in revenue, fifty manufacturing facilities, and 70,000+ team members globally. Prior to that role, she held leadership positions in operational positions of increasing responsibility throughout her 25-year career at Lear.
"We're excited to have Jeneanne Hanley join the KLA board," commented Edward W. (Ned) Barnholt, chairman of the board of KLA. "Jeneanne is an accomplished automotive industry executive who brings significant experience pairing business strategy with organizational strategy in a complex global industry,” continued Mr. Barnholt. “We look forward to her contributions to the board.”
Rick Wallace, President, CEO, and member of the board of directors of KLA, added: “With our recently announced new R&D facility in Ann Arbor Michigan, KLA is focused on developing innovative solutions for a broad spectrum of exciting new semiconductor and electronics applications, including in the automotive electronics industry. We have been working in close cooperation with global partners as well as local academia and partners in Michigan.” “Jeneanne’s automotive industry expertise and professional network globally and in Michigan will be invaluable to the Company as we pursue our vision to create impactful technologies that will ultimately enrich the human experience.”
Ms. Hanley serves on the Board of Directors of Inforum, the leading professional women’s alliance in Michigan, in addition to the board of governors of the Cranbrook Institute of Science. She was recognized by the Automotive News as one of the 'Top 100 Women in the Auto Industry’ in 2010 and 2015, as well as one of the ‘100 Most Influential Women in Michigan’ in 2016 by Crain’s Detroit Business. Ms. Hanley earned a BS in Mechanical Engineering and MBA from the University of Michigan.

About KLA:
KLA- develops industry-leading equipment and services that enable innovation throughout the electronics industry. We provide advanced process control solutions for manufacturing wafers and reticles, integrated circuits and packaging. In close collaboration with leading customers across the globe, our expert teams of physicists, engineers, data scientists and problem-solvers design solutions that move the world forward. Additional information may be found at www.kla.com (KLAC-F).
Investor Relations: Ed Lockwood Sr. Director, Investor Relations (408) 875-9529 ed.lockwood@kla-tencor.com; Media Relations: Becky Howland, Ph.D., Sr. Director, Corporate Communications, (408) 875-9350, becky.howland@kla-tencor.com